UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/08/2006

REDBACK NETWORKS INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25853

Delaware	77-0438443
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Holger Way, San Jose, CA 95134
(Address of principal executive offices, including zip code)

(408) 750-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 8, 2006, the Compensation Committee of the Board of Directors (the "Board") of Redback Networks Inc. ("Redback") approved the adoption of the Senior Management Bonus Plan (the "Plan") for fiscal year 2006 and annually thereafter unless otherwise modified by the Compensation Committee.   The Committee designated all of Redback's executive officers, other than the Senior Vice President of Worldwide Sales, as Bonus Plan participants. The Committee also designated other Redback key employees who are not executive officers as Bonus Plan participants. The Plan has two equally weighted (50%) performance criteria related to achievement of certain levels of revenue and achievement of net income (loss) targets. No bonuses will be paid under the Plan unless the net income (loss) targets are achieved for the applicable period. Targets under the Plan will be set and measured by the Compensation Committee on a quarterly basis through 2006 and in future years and will paid on a quarterly basis upon achievement of those targets. The target range for bonuses payable to the senior executive officers is between 50% and 100% of their respective annual base salary, and the actual bonus payable in any given quarter may be lower or higher (up to a maximum of 125% of the target bonus range), within the discretion of the Compensation Committee, depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee.

The Compensation Committee also approved a change to the compensation for Georges Antoun, Senior Vice President of Worldwide Sales and Service. Mr. Antoun's existing $300,000 annual base salary remains unchanged, and the Compensation Committee approved an increase of Mr. Antoun's target variable compensation from $250,000 to $275,000. The variable compensation is based on two performance-based components: 1) commission payments which are based on a percentage of the net revenue and bookings achieved by Redback; and 2) bonus payment based upon a set of defined quarterly business objectives including, without limitation, certain expense and margin targets.   Commission payments will be made on a monthly basis, and the CEO will review and approve the achievement of the bonus component against the Compensation Committee approved criteria on a quarterly basis. Mr. Antoun's variable compensation may be higher or lower than the stated target based upon the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee.

On February 13, 2006, the Compensation Committee also approved new annual base salaries for 2006 for other senior executive officers as follows: 1) Ebrahim Abassi, Senior Vice President of Operations, Information Technology and Customer Service: $350,000, 2) Scott Marshall, Senior Vice President of Engineering and Product Marketing: $350,000; and 3) Tom Cronan, Senior Vice President and Chief Financial Officer: $295,000.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBACK NETWORKS INC

Date: February 14, 2006	By:	/s/ Thomas L. Cronan III
Thomas L. Cronan III
Senior Vice President of Finance and Administration, Chief Financial Officer